EXHIBIT 99.1

FOR IMMEDIATE RELEASE

UNITED RENTALS PRICES PREVIOUSLY ANNOUNCED NOTE OFFERINGS

GREENWICH, CT, January 23, 2004—United Rentals, Inc. (NYSE:URI) announced today that it priced its offerings of $1 billion of senior notes and $375 million of senior subordinated notes. The senior notes will bear interest at 6 1/2% and be due in 2012, and the senior subordinated notes will bear interest at 7% and be due in 2014. The company expects to use the proceeds from these offerings to refinance existing debt as previously announced.

The anticipated closing dates are January 28, 2004, for the senior subordinated notes, and February 17, 2004, for the senior notes. The company expects that, concurrently with the senior notes closing, it will replace its existing senior secured credit facility with a new senior secured credit facility as previously announced. The senior notes closing, but not the senior subordinated notes closing, is conditioned on: (i) the company obtaining the new credit facility and (ii) at least $516 million aggregate principal amount of outstanding 10 3/4% Senior Notes due 2008 being tendered to the company pursuant to the company’s previously announced tender offer.

The note offerings are being made in transactions exempt from registration under the Securities Act of 1933. The notes offered have not been, and will not be, registered under the Securities Act of 1933 and, accordingly, may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “plans,” “intends,” “contemplates,” “expects,” “will,” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. Actual results and events may differ from those forecast. The note offerings have not yet been completed and the company has not yet obtained the new credit facility. The company’s ability to complete the offerings and obtain the new credit facility may be adversely affected by changes in circumstances, including, among other things, changes in general market conditions and changes in the company’s business and operations. The two note offerings are not conditioned one on the other and, accordingly, it is possible that only one of the note offerings will be completed. In such event, or if the new credit facility is not obtained, the amount of debt that the company could refinance would be reduced. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except to the extent required by law.

Contact:

Fred Bratman

Vice President, Corporate Communications

United Rentals, Inc.

(203) 618-7323

fbratman@ur.com

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